Exhibit 99.1

LiqTech Completes Initial Closing of Public Offering

BALLERUP, DENMARK, March 8, 2012 (MARKETWIRE via COMTEX) — LiqTech International, Inc. (OTCQX: LIQT) (OTCBB: LIQT) ("LiqTech") today announced it has successfully completed the initial closing of the previously announced registered public offering of its common stock.

As part of the initial closing, LiqTech issued 2,511,500 shares of its common stock in a registered direct placement of its shares at a per share price of $3.25. The net proceeds to LiqTech from the initial closing are approximately $7.4 million. LiqTech intends to use the net proceeds from this offering for the development and marketing of its products, the engineering, development and testing of its membranes, and the opening of local sales offices in certain countries outside of the U.S. and Denmark. Pending application of such proceeds, LiqTech expects to invest the proceeds in short-term, interest-bearing, investment-grade marketable securities or money market obligations.

Sunrise Securities Corp. acted as the exclusive placement agent for this transaction.

The shares described above were registered pursuant to a registration statement on Form S-1 (File No. 333-178837), which was declared effective by the Securities and Exchange Commission (“SEC”) on February 13, 2012. A prospectus relating to the offering was filed with the SEC on March 5, 2012.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities of LiqTech, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer will be made only by means of a prospectus forming a part of the effective registration statement. Copies of the final prospectus can be obtained at the SEC's website at http://www.sec.gov or from Sunrise Securities Corp., 600 Lexington Avenue, New York, NY 10022, by calling (212) 421-1616, Attn: Mikel Eguia.

ABOUT LIQTECH INTERNATIONAL, INC. LiqTech International, Inc., a Nevada corporation, is a clean technology company that for more than a decade has developed and provided state-of-the-art technologies for gas and liquid purification using ceramic silicon carbide filters, particularly, highly specialized filters for the control of soot exhaust particles from diesel engines and for liquid filtration. It also manufactures kiln furniture. Using nanotechnology, LiqTech develops products using proprietary silicon carbide technology. LiqTech's products are based on unique silicon carbide membranes which facilitate new applications and improve existing technologies. For more information, please visit www.liqtech.com.

Forward-Looking Statements

This press release contains "forward-looking statements." Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the SEC, including the risk factors that attempt to advise interested parties of the risks that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

LiqTech Contact:

DC Consulting, LLC

407-792-3332

investorinfo@dcconsultingllc.com